Exhibit 23 (1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-222068 and 333-221520) and on Form S-8 (Nos. 333-224973, 333-204557, 333-178044) of American Electric Power Company, Inc. of our report dated February 21, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2018 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 21, 2019 relating to the financial statement schedules, which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 21, 2019